Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2023 relating to the financial statements of Sensei Biotherapeutics, Inc., appearing in the Annual Report on Form 10-K of Sensei Biotherapeutics, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 29, 2023